Careview Communicaions, Inc. 8-K

Exhibit 10.87

FOR IMMEDIATE RELEASE	SYMBOL: CRVW
September 1, 2011	TRADED: OTCBB

CAREVIEW COMMUNICATIONS, INC. ANNOUNCES
CLOSING OF $20 MILLION REVOLVING LINE OF CREDIT

FOR IMMEDIATE RELEASE – September 1, 2011 -- Lewisville, TX -- CareView Communications, Inc. (“CareView” or the “Company”) (OTCBB: CRVW), an information technology provider to the healthcare industry, announced today that it has closed on a two-year, $20 million revolving line of credit with Comerica Bank (“Comerica”) and Bridge Bank, National Association (“Bridge Bank”).

The revolving line of credit will provide the Company with capital to purchase equipment and perform installations pursuant to newly signed contracts that the Company may execute in the future with certain healthcare providers.  Amounts drawn on the revolving line of credit will initially bear interest at a rate of 7.0% per annum.  In connection with the line of credit, the Company has issued warrants to the lenders to purchase an aggregate of 1,428,572 shares of the Company’s common stock that have an exercise price of $1.40 per share.

CareView’s President, Steven G. Johnson, stated: “We are very happy to have reached agreement with Comerica and Bridge Bank regarding a revolving credit facility.  This transaction will provide CareView with sufficient, minimally-dilutive capital to execute on its near-term business objectives.  We are extremely gratified that Comerica and Bridge Bank have chosen to align themselves with us.”

Brian Demmert, Senior Vice President at Comerica, stated: “We are excited to partner with CareView as we specialize in helping companies that are bringing innovative solutions to the marketplace and our team has the knowledge and expertise in life sciences to help move companies forward.”

“CareView has developed an incredibly valuable and distinct product for the health care industry,” said Larry LaCroix, Senior Vice President of Bridge Bank’s Bridge Capital Finance Group. “With their strong credit profile and capable management team, we’re pleased to provide CareView with access to working capital which will ultimately enable their continued growth, innovation and success.

About CareView Communications, Inc.
CareView has created a proprietary high-speed data network system that can be deployed throughout a healthcare facility using the existing cable television infrastructure. This network supports CareView’s Room Control Platform and complementary suite of software applications designed to streamline workflow and improve value-added services offered to customers. Real-time bedside monitoring and point-of-care video monitoring and recording improve efficiency while limiting liability, and entertainment packages and education enhance quality of stay. This technology may also act as an interface gateway for other software systems and medical devices moving forward. CareView is dedicated to working with all types of hospitals, nursing homes, adult living centers and selected outpatient care facilities domestically and internationally. Corporate offices are located at 405 State Highway 121 Bypass, Suite B-240, Lewisville, Texas, 75067. Questions may be directed to Steven Johnson, President and Chief Operating Officer at (972) 943-6050. More information about the Company is available on the Company’s website at www.care-view.com.

About Comerica Bank’s Technology and Life Sciences Division

Comerica Bank’s Technology and Life Sciences Division is one of the nation’s leading technology banking practices, offering a wide range of financial services tailored to corporate customers, entrepreneurs and professionals. Veteran bankers provide credit and financial services and products to young, growing, professionally backed technology and life sciences companies, as well as their more mature counterparts. The

Technology and Life Sciences Division serves all major U.S. technology centers from offices coast-to-coast and its headquarters in Palo Alto, Calif. Comerica Bank is a subsidiary of Comerica Incorporated (NYSE: CMA), a financial services company that is among the 20 largest U.S. banking companies. For more information, visit www.comerica.com.

About Bridge Bank, National Association
Bridge Bank, N.A. was founded in 2001 as a full-service professional business bank headquartered in Silicon Valley to meet the unique and varied needs of small and middle market businesses from across many industries, and at all stages – from inception to IPO and beyond – with an emphasis on corporate banking and emerging technology companies.  Bridge Bank’s team of highly-qualified, experienced business bankers create customized solutions to assist entrepreneurs, business owners, and managers to reach their goals.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements that the line of credit will provide the Company with sufficient capital to execute near term business objectives and purchase equipment and perform installations pursuant to newly signed contracts that the Company may execute in the future with certain healthcare providers.  These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. All information in this press release is as of the date of the release and the Company undertakes no duty to update this information unless required by law.

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